UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2007
ACCENTURE SCA
(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation)	001-49713 (Commission File Number)	98-351796 (I.R.S. Employer Identification No.)
46A, Avenue J.F. Kennedy
L-1855 Luxembourg
(Address of principal executive offices)
Registrant’s telephone number, including area code: (352) 26 42 35 00
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.
     On June 21, 2007, the Supervisory Board of Accenture SCA (the “Company”) took action to modify the transfer restrictions applicable to current senior executives of Accenture who hold the Company’s Class I common shares they received at the time of the initial public offering of Accenture Ltd Class A common shares in July 2001 (the “IPO”). A description of this action is set forth below:
     The Articles of Association of the Company contain transfer restrictions that apply to certain of the Company’s Class I common shares held by current and former senior executives. These shares generally include any of the Company’s Class I common shares that were beneficially owned by individuals who were senior executives at the time of the IPO (such shares the “Covered Shares” and such holders the “Covered Persons”). The transfer restrictions applicable to Covered Shares lapse with the passage of time on an annual basis until July 24, 2009, but have been subject to a requirement that Covered Persons continue to maintain beneficial ownership of at least 25% of their Covered Shares as long as they remain employed by Accenture, even after July 24, 2009. We refer to this as the “25% minimum holding requirement.”
     The Company’s Articles of Association provide that the transfer restrictions, including the 25% minimum holding requirement, may be waived by the Supervisory Board, on a specific or general basis. On June 21, 2007, the Supervisory Board of the Company granted a waiver (the “waiver”) applicable to Covered Persons who are active Accenture employees that will eliminate the 25% minimum holding requirement and permit Covered Shares that would otherwise not become free for transfer until July 24, 2009 or the termination of the employee’s employment with Accenture, whichever comes later, to become transferable on a phased-in schedule as described below. The waiver will be effective on July 3, 2007.
     The waiver accelerates the timeframe related to the previous transfer restrictions. The transfer restrictions are being released in equal quarterly installments, with restrictions on one-ninth of the Covered Shares subject to the 25% minimum holding requirement being released each quarter over the next nine quarters, beginning in the fourth quarter of the Company’s 2007 fiscal year. The rationale for the waiver is to remove an incentive for senior executives to resign or retire from Accenture after July 24, 2009 in order to access shares that would have been covered by the 25% minimum holding requirement absent this waiver. By lifting this restriction in stages, on an accelerated basis, we have designed the waiver to limit the potential market impact of having a large number of shares whose transfer restrictions lapse on a single date in July 2009.
     The corresponding 25% minimum holding requirement applicable to Accenture Ltd Class A common shares and Accenture Canada Holdings Inc. exchangeable shares that were beneficially owned by individuals who were senior executives at the time of the IPO have likewise been waived by those companies on the same terms as applicable to the Covered Shares.
     To ensure that senior executives continue to maintain equity ownership levels that the Company considers meaningful, the Company will continue the Accenture Senior Executive Equity Ownership Policy. This policy requires senior executives to own Accenture equity valued at a multiple (ranging from 1 to 6 times) of their base compensation determined by their position level.
     The following table shows (i) the number of Covered Shares expected to be released from transfer restrictions prior to the waiver provided under the Accenture Ltd Bye-laws and the Company’s Articles of Association; (ii) the number of additional Covered Shares expected to be released from transfer restrictions as a result of the waiver for each of the Company, Accenture Ltd and Accenture Canada Holdings Inc.; and (iii) the total number of Covered Shares to be released from transfer restrictions each quarter pursuant to the existing transfer restrictions as modified by the waiver. Information presented regarding the effects of the waiver assumes that all Covered Persons who are active employees as of June 1, 2007 will remain actively employed by Accenture through June 1, 2009. The actual number of additional Covered Shares that become available for transfer as a result of the waiver will be reduced depending upon the number of Covered Persons who cease to be employed prior to June 1, 2009.

(millions of shares)				Total number of
				Accenture Ltd Class A
				common shares,
	Number of Accenture Ltd			SCA Class I common
	Class A common shares,	Effect of waiver		shares and
	SCA Class I common shares	Number of Additional Covered Shares that are scheduled to		Accenture Canada
	and Accenture Canada	become available for transfer due to waiver		Holdings Inc.
	Holdings Inc.		Accenture SCA Class I	exchangeable shares
	exchangeable shares that		common shares and	that are scheduled
	are scheduled to become		Accenture Canada	to become available
	available for transfer -	Accenture Ltd Class A	Holdings Inc.	for transfer
	prior to waiver	common shares	exchangeable shares	including waiver
4th Quarter Fiscal 2007	17.3	3.3	11.1	31.8
1st Quarter Fiscal 2008		2.0	5.7	7.7
2nd Quarter Fiscal 2008		2.0	5.7	7.7
3rd Quarter Fiscal 2008		2.0	5.7	7.7
4th Quarter Fiscal 2008	37.7	2.0	5.7	45.4
1st Quarter Fiscal 2009		2.0	5.7	7.7
2nd Quarter Fiscal 2009		2.0	5.7	7.7
3rd Quarter Fiscal 2009		2.0	5.7	7.7
4th Quarter Fiscal 2009	100.3	2.0	5.7	108.0
Later of 4th Quarter Fiscal 2009 or end of employment with Accenture	76.0	—	—	—

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 21, 2007	ACCENTURE SCA, represented by its general partner, Accenture Ltd, itself represented by its duly authorized signatory
/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner